UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 25, 2025

PVH CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-07572	13-1166910
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

285 Madison Avenue,	New York,	New York	10017

(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code (212)-381-3500
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $1.00 par value	PVH	New York Stock Exchange
4.125% Senior Notes due 2029	PVH29	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement; Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 25, 2025 (the “Closing Date”), PVH Corp. (the “Company”) entered into a credit agreement (the “Credit Agreement”) with the lenders from time to time party thereto, certain subsidiaries of the Company from time to time party thereto and Barclays Bank PLC, as administrative agent, which Credit Agreement provides for a delayed-draw term loan facility with aggregate lending commitments of $450.0 million for senior, unsecured term loans. The delayed-draw term loan facility was undrawn at the Closing Date.

The availability of the term loans under the Credit Agreement is subject to the satisfaction (or waiver) of certain customary conditions set forth therein. The term loans may be funded from time to time prior to October 17, 2025 (unless the commitments with respect thereto are previously terminated) and will be used by the Company for working capital or other general corporate purposes of the Company or any of its subsidiaries, including refinancing the Company’s 4 5/8% Senior Notes due 2025. Term loans borrowed under the Credit Agreement will mature on April 3, 2026, are not subject to amortization, and are prepayable at any time without penalty (other than customary breakage costs). The Company will be required to reduce or prepay, as applicable, the commitments and/or borrowings under the Credit Agreement from time to time following the receipt of net cash proceeds in respect of certain debt incurrences and equity issuances by the Company and its subsidiaries, in an amount equal to 100% of such net cash proceeds, in each case subject to certain exceptions and as more fully described in the Credit Agreement.

Term loans borrowed under the Credit Agreement will be made in U.S. dollars and will bear interest at a rate per annum equal to, at the Company’s option, either a base rate or a term SOFR rate, in each case calculated in a manner set forth in the Credit Agreement, plus an applicable margin. The initial applicable margin with respect to the term loan borrowings will be 1.125% for loans bearing interest at the term SOFR rate and 0.125% for loans bearing interest at the base rate. The Company will pay a commitment fee on the unfunded and outstanding commitments under the Credit Agreement, beginning on July 4, 2025, at an initial rate of 0.125%. After the date of delivery of the compliance certificate and financial statements with respect to the Company’s fiscal quarter in which the Closing Date occurs, the applicable margin and commitment fee will be subject to adjustment based upon the Company’s net leverage ratio and/or public debt rating (as more fully described in the Credit Agreement).

The Credit Agreement requires the Company to comply with customary affirmative and negative covenants, including a maximum net leverage ratio. The method of calculating all of the components used in such financial covenant is set forth in the Credit Agreement.

The Credit Agreement contains customary events of default, including but not limited to, nonpayment; material inaccuracy of representations and warranties; violations of covenants; certain bankruptcies and liquidations; cross-default to material indebtedness; certain material judgments; certain events related to the Employee Retirement Income Security Act of 1974, as amended; and change of control (as defined in the Credit Agreement).

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements And Exhibits.
(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1
Credit Agreement, dated as of April 25, 2025, among PVH Corp., certain subsidiaries of PVH Corp. from time to time party thereto, the lenders from time to time party thereto and Barclays Bank PLC, as Administrative Agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PVH CORP.
(Registrant)

By: /s/ Mark D. Fischer
Name: Mark D. Fischer
Title: Executive Vice President, General
Counsel and Secretary

Date: April 25, 2025